Filed Pursuant to Rule 424(b)(3)

Registration No. 333-150244

PROSPECTUS

MAUI LAND & PINEAPPLE COMPANY, INC.

517,242 Shares of Common Stock

This prospectus relates to the offer and sale from time to time of up to 517,242 shares of our common stock which may be resold from time to time by the selling stockholders identified in this prospectus.  The selling stockholders purchased such shares in a private placement pursuant to a stock purchase agreement, dated March 12, 2007.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 4 for additional information on how the selling stockholders may conduct sales of our common stock.  Other than underwriting discounts and commissions, and transfer taxes, if any, we have agreed to bear all expenses incurred in connection with the registration and sale of the common stock offered by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “MLP.” On May 15, 2008, the closing price of our common stock was $31.20 per share.

Investing in these securities involves a high degree of risk.  See “Risk Factors” on page 2 to read about the risks you should consider carefully before deciding whether to invest in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements.  We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained in this prospectus.  Offers to sell, and offers to buy, the shares of common stock are valid only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as to the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

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ABOUT MAUI LAND & PINEAPPLE COMPANY, INC.

In this prospectus, depending on the context, the terms the “Company”, “we”, “our”, or “us” refer to Maui Land & Pineapple Company, Inc. alone or to Maui Land & Pineapple Company, Inc. and its subsidiaries, collectively.

We are a Hawaii corporation, the successor to a business organized in 1909.  We operate as a landholding and operating parent company for our principal subsidiaries, including Maui Pineapple Company, Ltd., a producer and marketer of Maui-grown pineapple, and Kapalua Land Company, Ltd., the operator of Kapalua Resort, a 23,000-acre master-planned community in West Maui.  Our reportable operating segments are Agriculture, Resort and Community Development.

Agriculture

The Agriculture segment primarily includes growing, packing, and marketing of fresh premium pineapple.  Our fresh pineapple is sold under the brand names Maui Gold® and Hawaiian Gold™.  We also grow and market fresh organic pineapple.

Resort

The Resort segment includes our ongoing operations at the Kapalua Resort.  These operations include two championship golf courses, a tennis facility, a vacation rental program, and several retail outlets.  In December 2007, our new Kapalua Adventure Center opened and, in January 2008, the Mountain Outpost began operations.

Community Development

The Community Development segment includes our real estate entitlement, development, construction, sales and leasing activities.  This segment also includes the operations of Kapalua Realty Company, a general brokerage real estate company, and Public Utilities Commission regulated water and sewage transmission operations located within Kapalua Resort.  The Community Development segment also includes our investment in Kapalua Bay Holdings, LLC, a limited liability company formed as a joint venture between the Company, Marriott International Inc. and Exclusive Resorts LLC.  We have a 51% interest in and are the managing member of Kapalua Bay Holdings.  Kapalua Bay Holdings is constructing The Residences at Kapalua Bay, consisting of approximately 146 units that will be sold as whole ownership and fractional ownership residences, a clubhouse, pool, spa and other amenities.

More comprehensive information about us, our products, our projects and our financial information is available through our website at www.mauiland.com and in our recent filings with the Securities and Exchange Commission, or SEC.  See the sections in this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” The information on our website is not incorporated by reference into this prospectus.

Our main offices are located at 120 Kane Street, Kahului, Maui, Hawaii, 96732, and our telephone number is (808) 877-3351.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Please consider carefully the risk factors described in the “Risk Factors” section of our Annual Report on Form 10-K, as may be amended from time to time, for the year ended December 31, 2007, which is incorporated by reference in this prospectus, and in any future filings made by us with the SEC and incorporated by reference in this prospectus.  The occurrence of any of these risks might cause you to lose all or part of your investment in our common stock. Please also refer to the section below entitled “Cautionary Notice Regarding Forward-Looking Statements.”

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents and reports that we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we intend that such forward-looking statements be subject to the safe harbors created thereby. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. They contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology.  Forward-looking statements include, among others and without limitation, statements relating to the:

•                  timing and success of the Residences at Kapalua Bay project;

•                  timing and success of the Kapalua Resort initiatives to enhance and improve the resort and the Kapalua Villas;

•                  expectations as to our cash commitments;

•                  expectations as to our cash flows from operating and investing activities;

•                  recoverability from operations of real estate development deferred costs;

•                  impact of current and future local, state and national government regulations, including Maui County affordable housing legislation;

•                  future cost of compliance with environmental laws;

•                  timing of approvals and conditions of future real estate entitlement applications; and

•                  effect of changes in assumptions on net periodic pension and other benefit costs.

We caution the reader that forward-looking statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include those risks and uncertainties discussed under the heading “Risk Factors” and elsewhere in this prospectus.  Because the factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of documents incorporated by reference in this prospectus that include forward-looking statements. You should read this prospectus and the documents that we reference and have filed as exhibits to the registration statement of which this prospectus is a part with the understanding that we cannot guarantee future results, levels of activity, performance or achievements.

USE OF PROCEEDS

All proceeds from the sale of our common stock covered by this prospectus will belong to the selling stockholders who offer and sell their shares. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

SELLING STOCKHOLDERS

The selling stockholders identified in the table below purchased an aggregate of 517,242 shares of our common stock in a private placement pursuant to a stock purchase agreement, dated March 12, 2007. In connection with the issuance of the common stock, we also entered into a registration rights agreement with the selling stockholders, dated March 12, 2007, as amended, pursuant to which we agreed to file a registration statement with the SEC to register the shares purchased in the private placement for resale by the selling stockholders. The registration of these shares of common stock for resale does not necessarily mean that the selling stockholders will sell any or all of the shares.

The following table sets forth, as of April 10, 2008:  (1) the name of the stockholder for whom we are registering shares under this registration statement; (2) the number of shares of our common stock owned by the stockholder prior to this offering; (3) the number of shares of our common stock being offered pursuant to this prospectus; and (4) the amount and the percentage (if one percent or more) of the class to be owned by such stockholder after completion of the offering. The term “selling stockholder” includes each of the selling stockholders listed below, and any pledgees, donees, transferees, assignees, or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a pledge, gift, assignment or other non-sale related transfer.  The percentage of outstanding common stock owned upon completion of the offering is calculated based on 8,183,095 shares of common stock issued and outstanding as of April 10, 2008. We prepared this table based on the information supplied to us by the selling stockholders named in the table and we have not sought to verify such information.

Selling Stockholder	Common Stock Owned Prior to Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of Offering (1)	Percentage of Common Stock Owned Upon Completion of Offering

Ohana Holdings, LLC(2)	344,828	344,828	0	0

ZG Ventures, LLC(3)	172,414	172,414	0	0

(1)	Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this prospectus.

(2)

Michael G. Mohr is the managing member of Ohana Holdings, LLC, and may be deemed to have indirect beneficial ownership of the shares held by Ohana Holdings, LLC.  Mr. Mohr disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.  The address for Ohana Holdings, LLC is 720 University Avenue, Suite 200, Los Gatos, CA 95032.

(3)

Miles R. Gilburne, who was elected to our board of directors in May 2007, is the managing member of ZG Ventures, LLC. Mr. Gilburne has sole voting and investment power over the shares held by ZG Ventures, LLC. The address for ZG Ventures, LLC is 400, 7th Street, NW, Washington D.C., 20004.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•      ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•      block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•      purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•      an exchange distribution in accordance with the rules of the applicable exchange;

•      privately negotiated transactions;

•      short sales entered into after the effective date of the registration statement of which the prospectus is a part;

•      through the writing or settlement of options, swaps, derivatives or other hedging transactions, whether through an options exchange or otherwise;

•      broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•      in the over the counter market;

•      a combination of any such methods of disposition; and

•      any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under the prospectus, or under an amendment to the prospectus under Rule 424(b) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under the prospectus. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock pursuant to the registration statement, of which this prospectus forms a part.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by the prospectus, which shares such broker-dealer or other financial institution may resell pursuant to the prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealer or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We will pay all expenses of the registration of the common stock pursuant to the registration rights agreement, estimated to be $16,634 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Stradling Yocca Carlson & Rauth, a Professional Corporation.

EXPERTS

The consolidated financial statements and the related financial statement schedule of the Company and its subsidiaries incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the Company’s adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109 on January 1, 2007, Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment on January 1, 2006, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006 and (2) expresses an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Kapalua Bay Holdings, LLC and subsidiary as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006 and 2005 incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph relating to the restatements of the 2006 financial statements). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements incorporated in this Prospectus by reference to Amendment No. 1 to the Annual Report on Form
10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 with the SEC with respect to the common stock offered by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. You may also read our filings at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file subsequently with the SEC will automatically update and supercede this prospectus. We incorporate by reference the following documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering of securities is terminated, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K which is neither deemed filed nor incorporated by reference herein:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 17, 2008, as amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on April 1, 2008;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the SEC on May 7, 2008;

•	Current Reports on Form 8-K filed with the SEC on March 6, 2008 and April 30, 2008; and

•

Registration Statement on Form 8-A, relating to the description of our common stock, filed with the SEC on April 1, 2008, including any amendment or report filed for the purpose of updating such description.

The SEC file number for each of the documents listed above is 001-06510.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing us at Maui Land & Pineapple Company, Inc., Secretary, 120 Kane Street, P.O. Box 187, Kahului, Maui, Hawaii, 96733-6687 or by calling us at (808) 877-3351.